Exhibit 10.35
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Employment Agreement (the “Amendment”) is made and entered into on and as of the 20th day of February, 2007, between Heartland Employment Services, LLC, an Ohio limited liability company (the “Company”), Manor Care, Inc., a Delaware corporation (Manor Care”), and Stephen L. Guillard (“Employee”).
RECITALS
     A. The Company, Manor Care, and Employee are parties to a certain Employment Agreement, dated May 16, 2005 (the “Employment Agreement”).
     B. The Company, Manor Care, and Employee now desire to make certain changes to the Employment Agreement, as set forth below, which changes the Company, Manor Care, and Employee each deems to be necessary, desirable, and in its or his best interests.
EVENTS
     In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Manor Care, and Employee hereby agree as follows:
     1. Defined Terms. Terms used herein with their initial letters capitalized and not otherwise defined herein have the respective meanings assigned to them in the Employment Agreement.
     2. Severance Payment Without Change in Control. Section 6 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “6. Severance Payment Without Change in Control. Except as provided in Paragraph 7:
          (a) Upon the termination of Employee’s employment as a result of Employee’s electing to resign his employment or to retire without the consent of the Company, no payments shall be required or made pursuant to this Paragraph 6 except as provided in Paragraph 6(f).
          (b) Upon the termination of Employee’s employment by the Company for “Cause”, no payments shall be required or made pursuant to this Paragraph 6. “Cause” shall mean Employee’s financial dishonesty, fraud in the performance of his duties, willful failure to perform assigned duties hereunder (following written notice and a reasonable opportunity to cure) or the commission of a felony.

          (c) Upon the termination of Employee’s employment by the Company for any reason other than for Cause or disability, the Company shall continue payment of Employee’s annual base salary, at the rate then in effect on the date of such termination, for a period of three (3) years after such date of termination. The Company shall give thirty (30) days written notice of any such termination which notice shall specify the date of termination.
          (d) Upon the termination of Employee’s employment as a result of the death of Employee, the Company shall continue payment of Employee’s annual base salary, at the rate then in effect on the date of such termination, for a period of three (3) years after such date of termination; provided, however, that such payments shall be offset by any survivor benefits, excluding life insurance proceeds, received by Employee’s spouse or other designated beneficiary under the Company’s plans, programs and policies.
          (e) Upon the termination of Employee’s employment as a result of his becoming unable to perform his duties due to a disability as established by the award of long-term disability benefits under the Company’s long-term disability plan, the Company may terminate Employee’s employment by giving Employee thirty (30) days written notice of its intention to terminate. In such event, Company shall continue payment of Employee’s annual base salary, at the rate then in effect on the date of such termination, for a period of three (3) years after such date of termination; provided, however, that such payments shall be offset by any disability benefits received by Employee, or his legal guardian, under the Company’s plans, programs and policies.
          (f) Upon termination of Employee’s employment for any reason, voluntarily or involuntarily, with or without Cause, Employee shall be entitled to such rights as he otherwise has under the benefit programs listed on Schedule II, as amended from time to time, in the circumstances of his particular termination.”
     3. Severance Payments Following a Change in Control. Section 7 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “7. Severance Payments Following A Change In Control.
          (a) In the event Employee’s employment is terminated within two years following a Change in Control of Manor Care (as defined below) under circumstances which would otherwise entitle Employee to receive a severance payment under Paragraph 6, Employee’s severance payment shall be paid in a lump sum within five (5) business days of such termination and shall be equal to three (3) times the sum of Employee’s annual base salary at the rate then in effect plus (i) the target amount of his award under the Annual Incentive Plan for the year in which he is terminated; and (ii) the target amount of his award under the Performance Award Plan, for the award period ending with the year in which the termination occurs or with the year nearest to the year in which termination occurs. In addition, the Company will arrange to provide Employee with group medical, dental and vision benefits substantially similar to those which Employee was receiving or entitled to receive immediately prior to the Change In Control for a period of three (3) years.
          (b) For the purposes of this Paragraph 7, “Change in Control” shall mean a transaction or other event in which (i) Manor Care is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then outstanding securities of such resulting corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of Manor Care immediately prior to such transaction; or (ii) Manor Care sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of Manor Care immediately prior to such sale or transfer.”
     4. Non-Competition/Non-Solicitation. Section 8 of the Employment Agreement is hereby amended to read in its entirety as follows:
     “8. Non-Competition/Non-Solicitation.
          (a) Covenant Not to Compete. Employee covenants and agrees that during the period of Employee’s employment hereunder and for a period of three (3) years following the termination of Employee’s employment, including without limitation termination by the Company for cause or without cause, Employee shall not, in the United States of America, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any person, corporation or other entity engaged in providing skilled nursing, assisted living, home health, hospice or rehabilitation services or providing or attempting to provide any other product or service which is the same as or similar to products or services sold or provided by the Company or any Manor Care Subsidiary within the three (3) years prior to termination of Employee’s employment hereunder; provided, however, that Employee’s continuing equity interest in Harborside Healthcare Corporation, to the extent of such interest on the day prior to the effective date of this Agreement, shall not constitute a violation of this Agreement.

          (b) Non-Solicitation of Customers. Employee agrees that during his employment with the Company he shall not, directly or indirectly, solicit the business of, or do business with, any customer or prospective customer of the Company or any Manor Care Subsidiary for any business purpose other than for the benefit of the Company or a Manor Care Subsidiary. Employee further agrees that for three (3) years following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with, any customers or prospective customers of the Company or any Manor Care Subsidiary; provided, however, that this provision shall not apply to soliciting to provide or providing any services which the Company or any Manor Care subsidiary does not provide, or has not traditionally sought to provide.
          (c) Non-Solicitation of Employees. Employee agrees that, during his employment with the Company and for three (3) years following termination of Employee’s employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employment of the Company for any reason whatsoever, or hire any employee of the Company except into the employment of the Company; provided, that the foregoing shall not apply to any employee hired through a general hiring process without any direct or indirect involvement by Employee in recruiting such person for hire.”
     5. No Change. Except as expressly modified by this Amendment, the Employment Agreement shall continue in effect unchanged.
     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on and as of the date first above written.

THE COMPANY:

HEARTLAND EMPLOYMENT SERVICES, LLC
By:	Health Care and Retirement Corporation of America Managing Member

By:	/s/ Paul A. Ormond
Paul A. Ormond
President and Chief Executive Officer

MANOR CARE:

MANOR CARE, INC.

By:	/s/ Paul A. Ormond
Paul A. Ormond
President and Chief Executive Officer

EMPLOYEE:
/s/ Stephen L. Guillard

Stephen L. Guillard